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                             PURCHASE AND SALE AGREEMENT
                                 (Improved Property)



                                       between



                                    STAODYN, INC.

                   (A Wholly-Owned Subsidiary of Rehabilicare Inc.)

                                         and



                               ETKIN-JOHNSON GROUP LLC




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                             PURCHASE AND SALE AGREEMENT
                                 (IMPROVED PROPERTY)

     THIS AGREEMENT dated August ____, 1998, is between STAODYN, INC., a Delaware corporation, a wholly-owned subsidiary of Rehabilicare Inc., a Minnesota corporation, ("Seller"), and ETKIN-JOHNSON GROUP LLC, a Colorado limited liability company ("Buyer").

                                       RECITALS

     A. Seller owns the options ("Options") to acquire certain land, improvements and tangible personal property located at 1225 Ken Pratt Boulevard (formerly known as 1225 Florida Avenue), Longmont, Colorado which is further described and defined as the "Property" in Section 1 of this Agreement pursuant to the terms of the Leases (each of which is referred to as a "Lease" and collectively "Leases") between Staodyn, Inc. as Lessee and 1225 Building LLC as Lessor dated July 16, 1993 and Staodyn as Lessee and Pendleton Construction Co., Inc. as Lessor dated July 16, 1993 (1225 Building LLC and Pendleton Construction Co., Inc. are each individually referred to as a "Ground Owner" and collectively "Ground Owners").

     B. Seller desires to exercise the Options and acquire the Property and to immediately thereafter sell the Property to Buyer and Buyer desires to purchase the Property, upon the terms and provisions of this Agreement.

                                      COVENANTS

     IN CONSIDERATION of the foregoing and the mutual agreements herein, the parties hereto agree as follows:

                        SECTION 1. PROPERTY AND PURCHASE PRICE

     1.1 PROPERTY. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for the following described property (all of which is hereinafter collectively referred to as the "Property"):

          (a) The land described in EXHIBIT 1.1 (a) hereto together with all rights and all appurtenances to or used in connection therewith that are transferred by Ground Owners to Sellers pursuant to the options (the "Land"), including without limitation, any of the following that are actually transferred by the Ground Owners to the Seller: all minerals, oil,

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gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Land;

          (b) All improvements located on, appurtenant to or used in connection with the Land (the "Improvements");

          (c)  The fixtures and tangible personal property identified in Exhibit
1.1 (c) hereto (the "Personal Property");

          (d) Copies of all non-proprietary books, records, files, reports, plans and specifications and soil tests relating to the Land or Improvements, in the possession or under the control of the Seller that are specifically requested by Buyer (the "Reports");

          (e) Seller's rights as Landlord under any subleases of the Property which have been approved by Buyer and which extend beyond the Closing.

     1.2 PURCHASE PRICE. The purchase price for the Property is Three Million Five Hundred Fifty Thousand Dollars ($3,550,000.00) and shall be payable as follows:

          (a) One Hundred Thousand Dollars ($100,000.00) (the "Deposit") paid to Seller by Buyer within five (5) business days following execution of this Agreement, which amount shall be held by Land Title Guarantee Company with an address of Commercial Department (Attn: Ellie Matthew), 3033 East First Avenue, Suite 600, Denver, CO 80206 (the "Title Company") in an interest-bearing account of a type agreed upon by Buyer and Seller, as an earnest money deposit and part payment of the purchase price. This Deposit becomes non-refundable upon the expiration of the Examination Period unless Buyer has exercised its rights to terminate this Agreement pursuant to Section 5. By delivery of a fully executed copy of this Agreement to the Title Company, the parties direct the Title Company to hold and disburse the deposit in accordance with the terms of this Agreement. Except as provided in Section 8.2, interest on the Deposit shall be the property of Buyer;

          (b) The balance of the purchase price of Three Million Four Hundred Fifty Thousand Dollars ($3,450,000.00), subject to closing adjustments, shall be paid by Buyer at the closing of the purchase and sale provided for in Section
6.1 (the "Closing") by wire transfer to an account designated by Seller.

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                SECTION 2. DOCUMENTS TO BE DELIVERED TO BUYER

     2.1 DOCUMENTS TO BE DELIVERED TO BUYER. Within ten (10) days after the date of Seller's execution of this Agreement or such other time as may be specified below, Seller shall deliver to Buyer at Seller's expense the following items relating to the Property:

          (a) A title insurance commitment ("Commitment") issued by the Title Company showing the status of record title to the Land and Improvements, along with legible copies of all recorded documents referred to in the Commitment, which Commitment commits to insure title to the Property in the Buyer in the amount of the purchase price under an Owner's Policy, ALTA 1992 with the standard printed exceptions contained in such form deleted and the exception for taxes limited to current year taxes not due or payable.
 Buyer acknowledges receipt of the Commitment and copies of such documents prior to the date hereof. Exceptions (other than preprinted exceptions) shown on Schedule B-2 of the title insurance commitment are referred to below as the "Permitted Exceptions."

          (b) A certificate of taxes due covering the Land and the Improvements, prepared by the Treasurer of the County in which the Property is located, which Buyer acknowledges it has received prior to the date hereof.

          (c) Within thirty (30) days following the date of Seller's execution of this Agreement, two (2) copies of a survey of the Property prepared by a surveyor registered in the State of Colorado which shall meet the minimum standard detail requirements for ALTA/ACSM Land Title Surveys, for an Urban Survey, jointly established and adopted by ALTA and ACSM in 1992, to be dated not more than thirty (30) days prior to the date of this Agreement, certified to Buyer, Buyer's lender and the Title Company as of a recent date.

          (d) Within ten (10) days of Buyer's request therefor, copies of such Reports as Buyer may specifically request shall be furnished to Buyer pursuant to Section 5.1(a) hereof.

          (e) A copy of any environmental report concerning the Property in the possession of Seller.

          (f) A copy of the Leases and all amendments and modifications thereto, if any.

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        SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER

     3.1 SELLER'S REPRESENTATIONS. All representations and warranties are made according to Seller's actual knowledge. Seller's actual knowledge shall mean and refer only to the actual knowledge of Mr. David Kaysen, CEO of Staodyn, Inc. Seller represents and warrants to Buyer as of the date of this Agreement and as of the date of the Closing as follows:

          (a) STATUS AND AUTHORITY. It is duly organized, validly existing and in good standing. It has full power to own its property and to carry on its business as now being conducted. It has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the documents to be executed and delivered pursuant hereto. The execution and delivery of this Agreement and such documents have been duly and validly authorized by all necessary corporate action on its part to make this Agreement and such documents valid and binding upon it. Upon execution and delivery, this Agreement and such documents will constitute Seller's valid and binding obligations enforceable in accordance with their terms, except to the extent limited by bankruptcy or insolvency laws, or laws affecting creditors' rights generally.

          (b) TITLE TO THE OPTIONS. Seller is the current lessee under the Leases and has full right to exercise the Options.

          (c) LIABILITIES. Seller has incurred no obligation or liability which is, or could become, a lien or other encumbrance on the Property of any nature whatsoever.

          (d) TANGIBLE PERSONAL PROPERTY. At Closing, Seller shall convey by quitclaim deed the Personal Property. Seller has good and marketable title to the Personal Property free of all liens and encumbrances. Buyer shall have the right to inspect all the Personal Property prior to the Closing.

          (e) LEASES. On the date of the Closing, the Leases will be terminated and there will be no leases affecting the Property except subleases, if any, approved by Buyer, or in the event of an Accelerated Closing, pursuant to Section 6.1 hereof, all subleases not previously approved by Buyer shall be terminable on thirty (30) days' advance written notice.

          (f) LITIGATION. There is no action, suit or proceeding pending or to the actual knowledge of Seller, threatened against the Property or Seller with respect to its interests in, management and rental of, or other activities with respect to, the Property.

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          (g)  ZONING AND COMPLIANCE WITH LAW.  Seller has no actual knowledge of, nor has it received notice of, any violation of any applicable federal, state or local law or regulation, including without limitation, any applicable building, zoning, environmental or other law, ordinance or regulation, affecting the Property or its operations.

          (h) NO DEFAULTS. The consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or provisions of, or constitute a default under any material agreement or other instrument to which Seller is a party or by which it or any portion of the Property may be bound.

          (i) LIENS. All sums due for work that has been or will be performed in or on the Property by Seller and materials furnished in connection therewith which might in any circumstance give rise to a mechanic's or materialman's lien either have been paid or, as to work presently in progress or to be performed, Seller will promptly make payment as payment becomes due, and all necessary waivers of rights to a mechanic's or materialmen's lien either have been obtained or Seller will promptly obtain such waivers as such work is completed.

          (j) LEASE. The Leases and documents referred to therein delivered by Seller to Buyer constitutes the entire agreement between Seller and Ground Owners and there has been no default by Seller thereunder and Ground Owners have made no claims that Seller is in default thereunder.

     3.2 BUYER'S REPRESENTATIONS. Buyer represents and warrants to Seller that all limited liability company action necessary to authorize the Buyer to proceed with the transaction contemplated by this Agreement has been taken and that the persons entering into this Agreement on behalf of the Buyer have been duly authorized to execute and deliver this Agreement and all other documents required to be executed by Buyer hereunder.

                SECTION 4. SELLER'S OBLIGATIONS BEFORE CLOSING

     4.1 THE LEASE AND OPTION. Seller will not modify, alter or amend the Options and will not default in its obligation under the Leases or take any action or fail to take any action which would result in the termination or lapse of the Options; and will take all actions required to exercise its rights under the Options and to consummate the acquisition of the Property thereunder on or before the Closing Date (described below).

     4.2 SUBLEASES. Seller will not enter into any subleases of the Property that are not terminable on thirty (30) days advance notice without the prior written approval of such sublease by Buyer.

                                      5

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            SECTION 5. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     The obligation of Buyer to purchase the Property is subject to the satisfaction of the following conditions precedent on or before the time set forth below. If any condition is not so satisfied, the condition may be waived by Buyer in writing designated as a waiver or amendment to this Agreement, or Buyer may terminate this Agreement in which event Buyer shall be returned the Deposit and the parties will be released from all obligations hereunder.

     5.1  DETERMINATION BY BUYER.

          (a) CONDITIONS PRECEDENT. On or before expiration of the "Examination Period" (as defined below), Buyer shall determine that the following are acceptable to Buyer in its sole and absolute discretion:

               (i) the exceptions to the marketability of the title to the Property as shown by the Commitment and other title evidence delivered pursuant to Section 2.1;

               (ii)  the financial condition of the Property;

               (iii) the Improvements and the Personal Property are in working condition and that any machinery included therein also is in operating condition; and

               (iv)  the results of Buyer's inspections made pursuant to Section
          5.1 (b) hereof.

As used herein, the term "Examination Period" shall mean the period of time commencing on the date of execution of this Agreement by Seller and ending on the same day of the second month following such day unless such day is a Saturday, Sunday or legal holiday in which event the Examination Period shall be extended to the next day which is not a Saturday, Sunday or legal holiday; provided however the expiration of the Examination Period will be extended for a period of time equal to any delay in Seller providing the documents required under Section 2.1 beyond the date on which delivery is required under Section 2.1.

          (b) RIGHT OF ENTRY; INSPECTIONS; REPORTS. Buyer and Buyer's representatives, agents, consultants and designees shall have the right, at reasonable times and upon reasonable notice to Seller, to enter upon the Property, at Buyer's own cost, for any purpose in connection with its proposed purchase, development or operation of the Property,

                                      6

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including, without limitation, the right to examine all Reports relating to the Property which are in the possession or control of Seller and the right to make such inspections, investigations and tests as Buyer may elect to make or obtain; provided, however, any entry of Buyer hereunder shall be conducted in such a manner as to minimize the inconvenience caused to any tenants or Seller. To the extent that any Reports pertaining to the Property are located in Seller's New Brighton, Minnesota office, the same shall be made available to Buyer for inspection at such office, or at Seller's election, may be copied and delivered to Buyer within ten (10) days following Buyer's specific written request therefor. Buyer acknowledges and agrees that any Reports or other information furnished by Seller in regard to the Property are made without warranty or representation. In addition, Buyer may make such inquiries as Buyer deems appropriate of Seller's consultants or contractors who have performed work with respect to the Property. Seller agrees to make all such books, records and files available to Buyer and Buyer's attorneys, accountants and other representatives at any time during business hours upon reasonable notice from Buyer and to cause its consultants and contractors to furnish Buyer with any information and copies of documents reasonably requested by Buyer. From and after the execution of this Agreement, Buyer and Buyer's representatives, agents, consultants and designees shall be entitled to communicate directly with all governmental authorities in connection with Buyer's proposed purchase of the Property. Buyer shall indemnify, defend, protect and hold Seller harmless from any claims, liabilities, damages or expenses (including attorneys' fees and costs) arising out of or incurred in connection with the entry by Buyer or its agents, designees, or representatives hereunder or arising from or in connection with any and all mechanic's liens and physical damage to property or persons arising out of any such entry by Buyer or its agents, designees or representatives, which obligations of Buyer shall survive the termination of this Agreement.

          (c) BUYER'S RIGHT TO TERMINATE. If on or before the expiration of the Examination Period, Buyer delivers to Seller written notice that any of the conditions precedent set forth in Section 5.1 (a), have not been satisfied, it shall be conclusively presumed that Buyer has elected to terminate this Agreement and Buyer will instruct the Title Company to refund the Deposit in which event the Deposit will be returned to Buyer and this Agreement shall be of no further force or effect. If no such written notice is given by Buyer to Seller on or prior to expiration of the Examination Period, the conditions precedent set forth in Section 5.1 (a) shall be deemed to be satisfied.

     5.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES OF SELLER. On the date of this Agreement and as of the Closing Date, all representations and warranties in this Agreement by Seller shall be true in all material respects as though made at that time. Buyer shall give written notice of any inaccuracies it discovers to Seller and Seller thereafter shall have the opportunity to object and/or proceed to cure or to terminate this Agreement. If the Seller's

                                      7

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decision is to proceed to cure, then the inaccuracy will be considered by
Buyer to be resolved.

     5.3 NO MATERIAL ADVERSE CHANGE. Subject to the provision in Section 9, during the period from the date of this Agreement to the Closing Date, the Property shall not have sustained any loss or damage which materially adversely affects its use. Condemnation is addressed in Section 9.

     5.4 COMPLIANCE WITH COVENANTS. Seller shall have complied with all the agreements and covenants set forth in this Agreement.

     5.5 DOCUMENT APPROVAL. On the Closing Date, all certificates, opinions and other documents required to be delivered under this Agreement by Seller at Closing shall have been delivered to Buyer in form and substance required by this Agreement.

     5.6 SUBSEQUENTLY DISCOVERED DEFECTS. If any matter affecting title to the Property ("Title Defect") shall arise or be discovered by Buyer which is not set out in the Commitment or the Survey, Buyer shall have the right to object to such Title Defect by the delivery to Seller of notice of such Title Defect within five (5) days after Buyer discovers such Title Defect provided that, if such Title Defect is discovered within five (5) days prior to the Closing Date, the Closing shall be extended for such period as may be necessary to give effect to the provisions of this Section 5.6 If Buyer does not so object within such period, such Title Defect shall become a Permitted Exception. Upon receipt of notice of Buyer's objection to any such Title Defect, Seller shall have the right, but not the obligation, to cure such Title Defect to the satisfaction of Buyer and the Title Company for a period of five (5) days from the date of such notice except for such items that are typically cured at Closing such as satisfactions of deeds of trust and other liens satisfied by the payment of money. If the aforesaid cure period extends beyond the Closing, the date of the Closing shall be extended to a date that is three (3) days after the expiration date of such five-day period. If Seller cures Buyer's objection to the satisfaction of Buyer within the cure period, then the Closing shall occur on the original or postponed date of the Closing but otherwise upon the terms and provisions contained herein. If Seller has not cured such Title Defect to the satisfaction of the Title Company such that the Title Company will delete the Title Defect from the final policy to be issued, Buyer shall either (a) close on such original or postponed date (and Buyer shall thereby be deemed to have waived such objection) or (b) terminate this Agreement by giving notice to Seller and the Title Company before such original or postponed date, in which case the Deposit shall be delivered to Buyer and each party shall thereupon be released from all further obligations under this Agreement. If, in Seller's attempt to cure a Title Defect, Buyer discovers other Title Defects not set out in the

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Commitment or Survey, such additional Title Defects shall be subject to the procedure set forth above.

                          SECTION 6. THE CLOSING

     6.1 THE CLOSING. The Closing shall take place at 10:00 a.m. local time at the offices of LeBoeuf, Lamb, Greene & MacRae, in Denver, Colorado on the date Seller acquires title to the Property but not earlier than January 10, 1999 and not later than July 10, 1999 (the "Closing Date"), or such later date as may be established pursuant to the terms hereof. Seller represents it has exercised the Options. Within thirty (30) days of the date hereof, Seller shall give Buyer written notice of the specific Closing Date, which shall be no earlier than January 10, 1999 and no later than July 10, 1999. Notwithstanding anything herein to the contrary, Buyer may request Seller to close on a date earlier than January 10, 1999, and provided the Ground Owners consent to such earlier Closing Date, the parties shall cooperate with each other to close on an earlier date mutually acceptable to the parties and the Ground Owners (an "ACCELERATED CLOSING"), and on such Accelerated Closing Date, Buyer, in addition to the Purchase Price, shall pay to Seller, all rent and other expenses and charges owed by Seller to Ground Owners pursuant to the Leases attributable to the period between such actual earlier Closing Date and January 10, 1999.

     6.2 OBLIGATIONS OF SELLER AND BUYER AT CLOSING. The following events shall occur at the Closing:

          (a) Seller shall execute (or cause Ground Owners to execute), have acknowledged and deliver to Buyer a special warranty deed conveying title to Buyer to the Land and the Improvements, subject only to the Permitted Exceptions.

          (b) Buyer shall be delivered either (i) a current ALTA Extended Owner's Policy of title insurance on the Property to be issued pursuant to the Commitment showing no lien, encumbrance or other restriction other than the Permitted Exceptions or (ii) an unqualified written commitment from the Title Company to deliver such policy of title insurance.

          (c) Seller shall execute, have acknowledged and deliver to Buyer an instrument whereby Seller as lessee terminates the Leases.

          (d) Seller shall execute, have acknowledged and deliver to Buyer a bill of sale conveying to Buyer all of Seller's right, title and interest in and to the Personal Property with general warranties of title, subject only to those matters approved or waived by Buyer pursuant to Section 5 that relate to the Personal Property.

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          (e)  Seller shall deliver to Buyer an affidavit that all
representations and warranties contained in Sections 3.1 and 12.7.

          (f) Seller shall deliver to Buyer a certification executed by Seller under penalty of perjury in the form of, and upon the terms set forth in EXHIBIT 6.2(f) attached hereto, setting forth Seller's address and federal tax identification number and certifying that Seller is not a "foreign person" in accordance with and/or for the purpose of the provisions of Sections 7701 and 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

          (g) Seller and Buyer shall deliver, or cause to be delivered, such other instruments and documents as may be reasonably required to transfer title to the Property to Buyer in the condition herein contemplated.

          (h) At the Closing, Buyer shall deliver a wire transfer of funds against delivery of the items specified in Section 6.2 payable to the order of Seller in the amount set forth in Section 1.2(b).

     6.3 CLOSING COSTS. Closing costs and adjustments shall be allocated as follows:

          (a) Buyer shall pay all recording and documentary fees due in connection with the acquisition of the Property from Seller. Seller will pay the cost of the owner's policy of title insurance to be provided pursuant to the terms of this Agreement, up to but not in excess of $3,110 and all sales, use or excise taxes, if any, due upon the transfer of the Personal Property.

          (b) All real property taxes levied against the Land and Improvements, all personal property taxes levied against the Personal Property, and other regular expenses, if any, affecting the Property shall be paid or shall be prorated as of 11.59 p.m. on the day preceding the Closing in accordance with the provisions set forth below. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Any apportionments which are not expressly provided for below shall be made in accordance with customary practice in Denver, Colorado and all apportionments are final. To the extent any revenues or costs are reasonably ascertainable, such adjustments, if and to the extent known and agreed upon as of the Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer), by increasing or reducing the cash portion of the purchase price to be paid by Buyer at the Closing. Any such adjustments not determined or not agreed upon as of the Closing, and identified as such in writing by the parties, shall be paid by Buyer

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to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing.

          (c) All non-delinquent real estate taxes and assessments on the Land and Improvements and all non-delinquent taxes on the Personal Property shall be prorated based on the actual current tax bill or the most recent levy and assessment information, if available, but if such tax bill or levy and assessment information has not been received by Seller or ascertained by Buyer and Seller, as the case may be, by the Closing the then current year's taxes shall be deemed to be one hundred two percent (102%) of the amount of the previous year's tax bill and such adjustment shall be final;

          (d) All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes (other than real estate taxes and personal property taxes), other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing and Buyer shall pay all such expenses accruing on the Closing and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Closing to aid in such prorations; and

          (e) All capital and other improvements (including labor and materials) which are performed or contracted for by Seller prior to the Closing Date will be paid by the Seller, without contribution or proration from Buyer, and Seller hereby indemnifies and holds Buyer and the Property harmless from any materialmen or mechanic liens arising from the same, however, Buyer acknowledges that Seller has no obligations to make such improvements prior to the Closing Date.

            SECTION 7. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     The obligations of Seller to convey the Property to Buyer, and Buyer's right to purchase the Property, are subject to the satisfaction of the following conditions precedent on or before the time set forth below. If any condition is not so satisfied, the condition may be waived by Seller in writing designated as a waiver or amendment to this Agreement, or Seller may terminate this Agreement by written notice to Buyer given within ten (10) business days of the applicable satisfaction date set forth below in which event the Deposit shall be returned to Buyer and the parties shall be released from all obligations hereunder.

     7.1 PERFORMANCE BY GROUND OWNER. On or before the Closing Date, the Ground Owners shall have performed their obligations under the Options including, without limitation, Ground Owners' obligation to convey title to the Property to Seller or Buyer (as

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Seller may direct).  If Seller gives Buyer notice of termination due to
Ground Owners' default in their obligation to sell the Property to Seller, then at Buyer's election made in writing to Seller within ten business days following receipt of such notice of Seller's termination ("BUYER'S ELECTION NOTICE"), either (a) Seller will assign to Buyer all claims it may have against Ground Owners or either of them upon Buyer's payment of the Purchase Price, adjusted pursuant to the terms hereof, to Seller, which payment shall be made within ten days of Buyer's Election Notice, or (b) this Agreement shall be terminated, in which event the Deposit shall be returned to Buyer and thereafter Seller shall reimburse Buyer for "Buyer's Costs", as defined in and in accordance with SECTION 8.3 hereof.

          If Seller does not terminate this Agreement after a Ground Owner default, and if within sixty (60) days following such default Seller has been unable to cause the Ground Owners to convey title to Buyer, then Buyer may terminate this Agreement upon written notice to Seller given within fifteen (15) days of the expiration of said sixty (60) day period and the Deposit shall be returned to Buyer and Seller shall reimburse Buyer for "Buyer's Costs", as defined in and in accordance with SECTION 8.3 hereof.

     7.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES OF BUYER. On the date of this Agreement and as of the Closing Date, all representations and warranties in this Agreement by Buyer shall be true in all material respects as though made at that time.

     7.3 COMPLIANCE WITH COVENANTS. On the Closing Date, Buyer shall have complied with all of its monetary covenants set forth in this Agreement.

                        SECTION 8. DEFAULT AND TERMINATION

     8.1 TIME OF ESSENCE. Time is of the essence of the obligations of the parties.

     8.2 BUYER DEFAULT. If Buyer defaults in performing its obligations hereunder and any such default is not cured within ten (10) days of Buyer's receipt of Seller's written notice of any such default, Seller shall be entitled to (i) terminate this Agreement and have the Deposit and all interest thereon paid to Seller as liquidated damages, or (ii) bring an action against Buyer for specific performance.

     8.3 SELLER DEFAULT. If Seller shall default in performing its obligations hereunder, (i) Buyer may elect to terminate this Agreement, have the Deposit returned to Buyer and thereafter, Seller shall reimburse Buyer for its non-refundable, out-of-pocket expenses incurred with respect to its satisfaction of the conditions precedent set forth in SECTION 5.1 hereof and its costs to secure financing for the transaction contemplated herein, which costs shall in no event exceed $100,000 within thirty (30) days of Seller's receipt of invoices for such costs (collectively "BUYER COSTS") or (ii) Buyer may elect to seek specific performance of this Agreement from Seller because of such default. Seller shall have no liability hereunder arising out of the default of the Ground Owner, other than as set forth in Section 7.1(b) hereof.

                 SECTION 9. CASUALTY AND CONDEMNATION

     It is the intention of the parties that Seller shall transfer the Property at the Closing in its present state and condition, subject only to reasonable wear and tear. Therefore, risk of loss to the Property from fire or other casualty shall be borne by Seller until the Closing is completed.
In the event that any damage occurs to the Property prior to the Closing Date and the reasonable cost of repair is $50,000.00 or less, Seller shall cause such repairs to be made as soon as reasonably practical and the Closing Date shall be reasonably extended to accommodate such restoration by Seller. If the Property is damaged by fire or other casualty prior to Closing and the reasonable cost of repair and restoration of such damage with materials of like kind and quality is greater than $50,000.00, Buyer may elect either to
(a) have Seller assign to Buyer all of its right, title and interest in and to the proceeds of any and all fire or other casualty insurance relating to such damage (and deductible related to such insurance proceeds), and the Buyer shall be entitled to a credit against the purchase price in an amount equal to the deductible portion of the insurance policy covering the Property, or (b) terminate this Agreement, in which event the Deposit shall be returned to Buyer and Seller shall, within thirty (30) days of receipt of invoices therefor, pay Buyer's Costs.

     In the event that all or a portion of the Property is taken or threatened to be taken by eminent domain prior to the Closing Date (a "TAKING"), Buyer and Seller shall each have the option of terminating this Agreement within twenty (20) days following the date that Seller provides notice to Buyer of the Taking, in which case Buyer shall receive back the entire Deposit and both Buyer and Seller shall be released from all obligations hereunder. In the event that neither party exercises such option to terminate this Agreement, then the parties shall proceed to close this transaction as contemplated hereby and Seller shall assign to Buyer all of Seller's interests in all proceeds payable to Seller in connection with the Taking. Notwithstanding anything herein to the contrary, if any such Taking does not involve condemnation of Seller's leasehold interest under the Leases or the Options, then Seller shall have no option of terminating this Agreement.

                        SECTION 10. INDEMNIFICATION

     This Section Intentionally Deleted.

           SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     No representations or warranties whatever are made by any party to this Agreement except as specifically set forth in this Agreement or in an instrument delivered pursuant to this Agreement. The representations, warranties and indemnities made by the parties to this Agreement and the covenants and agreements to be performed or complied with by the respective parties under this Agreement before the Closing Date shall be deemed to be continuing and shall survive the Closing; provided, however, the representations and warranties of Seller shall terminate on the date which is one year after the Closing Date.

                       SECTION 12. MISCELLANEOUS

     12.1 EFFECT OF HEADINGS. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     12.2 ENTIRE AGREEMENT/SURVIVAL OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings of the parties regarding the subject matter of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. This Agreement and all provisions hereof shall survive the Closing contemplated hereunder except as expressly set forth herein to the contrary.

     12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.4 BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.

     12.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is given, if sent by facsimile with electronic confirmation of delivery, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:

     To Buyer at:

     Etkin-Johnson Group LLC

     1512 Larimer St., Suite 325
     Denver, CO 80202
     Attention:  David L. Johnson
     Phone: 303-629-5354
     Fax: 303-629-5451

     with a copy to:

     LeBoeuf, Lamb, Greene & MacRae
     370 17 Street, Suite 2600
     Denver, Colorado 80202-5626
     Attention:  Barry Permut, Esq.
     Phone: 303-291-2720
     Fax: 303-297-0422

     To Seller at:

     Rehabilicare
     1811 Old Highway 8
     New Brighton, Minnesota  55112
     Attention:  David Kaysen, CEO
     Phone: 612-638-0419
     Fax: 612-638-0477

     with a copy to:

     Malkerson Gilliland Martin LLP
     1500 AT&T Tower
     901 Marquette Avenue
     Minneapolis, Minnesota  55402
     Attention:  Kathleen Martin
     Phone: 612-344-1702
     Fax: 612-344-1414

     12.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado.

     12.7 BROKER'S FEES. Each of the parties represents and warrants that except for Seller's engagement of CB Commercial whose commission will be paid by Seller, it has not employed, retained or otherwise utilized any broker or finder in connection with any of the transactions contemplated by this Agreement and no other broker or person is entitled to any commission or finder's fees in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

     12.8 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     12.10 SELLER'S EXECUTION OF AGREEMENT. Provided Seller executes and returns to Buyer a counterpart of this Agreement within five (5) business days of the day first above set forth, this Agreement shall thereupon become a binding and enforceable contract between Seller and Buyer.

                         STAODYN, INC.,
                         a Delaware corporation

                         By:
                            --------------------------------------
                              Its:
                                  --------------------------------

                         Date of Execution by Seller: August ___, 1998


                         ETKIN-JOHNSON GROUP LLC,
                         a Colorado limited liability company


                         By:
                            --------------------------------------
                              Its Manager

                         Date of Execution by Buyer: August ___, 1998

                                    EXHIBIT 1.1(a)

                              Legal Description of Land

PARCEL A:

Lots 1 and 3, Block 1, Longmont Industrial Park, Unit No. 2, Replat C, County of Boulder, Colorado


PARCEL B:

Lot 2, Longmont Industrial Park Replat of Lot 4, Unit No. 2, Replat D, County of Boulder, Colorado


PARCEL C:

Lot 2, Block 1, Longmont Industrial Park Unit No. 2, Replat C, County of Boulder, State of Colorado

                                    EXHIBIT 1.1(c)

                              Tangible Personal Property

1.   The air compressors located in the Building.

2.   The phone system currently installed in the Building.

                                    EXHIBIT 6.2(f)

                    Transferor Certification of Non-Foreign Status

     To inform ______________________, a ______________________corporation
("Transferee") that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") will not be required upon the transfer of certain real property to the Transferee by ________________________ ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

     1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

     2. The Transferor's U. S. employer identification/social security number is ________________________; and

     3.   The Transferor's office/personal residence address is

          ____________________________________
          ____________________________________
          ____________________________________

     The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     The Transferor understands that the Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

     Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.


DATE:  _____________, 1998.

                                   By:
                                        ---------------------------------------

                                   Its:
                                        ---------------------------------------

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